Exhibit 99.B(d)(5)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Aronson+Johnson+Ortiz, LP

Dated July 1, 2003, as amended October 11, 2005

SEI INSTITUTIONAL INVESTMENTS TRUST

Large Cap Fund
Large Cap Diversified Alpha Fund

Agreed and Accepted:

SEI Investments Management Corporation	Aronson+Johnson+Ortiz, LP

By:	By:

/s/ Sophia A Rosala	/s/Theodore R. Aronson

Name:	Name:

Sophia A. Rosala	Theodore R. Aronson

Title:	Title:

Vice President	Chief Operating Officer

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Aronson+Johnson+Ortiz, LP

Dated July 1, 2003, as amended October 11, 2005

For purposes of this Schedule B, terms used herein shall have the following meanings:

“Assets” shall have the meaning given in Paragraph 1 of the Agreement.

“Fund” shall mean any series of the Trust for which Sub-Adviser manages Assets.

“SEI Similar Account Assets” shall mean all assets managed by Sub-Adviser for any Fund of SEI Institutional Investments Trust or SEI Institutional Managed Trust (but not of any other SEI fund or trust) that is managed according to Sub-Adviser’s Large Cap - Absolute Value Low Tracking Error mandate.

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Large Cap Fund

Large Cap Diversified Alpha Fund

The fee for the Large Cap Fund will be calculated based on the average daily value of the aggregate SEI Similar Account Assets.  The Large Cap Fund’s fee will be its pro rata portion of the total fee calculated as set forth above.

Agreed and Accepted:

SEI Investments Management Corporation	Aronson+Johnson+Ortiz, LP

By:	By:

/s/ Sophia A Rosala	/s/Theodore R. Aronson

Name:	Name:

Sophia A. Rosala	Theodore R. Aronson

Title:	Title:

Vice President	Chief Operating Officer